EXHIBIT 99.1

Codorus Valley Bancorp, Inc.

Reports Second Quarter Earnings for 2013

FOR IMMEDIATE NEWS RELEASE—York, Pennsylvania (July 15, 2013)

Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, today announced net income available to common shareholders (earnings) of $2,583,000 or $0.57 per share basic, $0.56 per share diluted, for the quarter ended June 30, 2013, compared to earnings of $2,708,000 or $0.61 per share basic, $0.60 per share diluted, for the quarter ended June 30, 2012. For the first six months of 2013, net income available to common shareholders was $5,182,000 or $1.15 per share basic, $1.13 per share diluted, compared to $4,810,000 or $1.09 per share basic, $1.08 per share diluted earned in the first six months of 2012.

Second quarter commentary

Items worthy of mention for the quarter ending June 30, 2013, compared to June 30, 2012, include:

•	Net income available to common shareholders for the second quarter of 2013 decreased 5 percent compared to the second quarter of 2012 primarily as a result of an increase in the provision for loan losses.

•	On July 9, 2013, the Corporation declared a regular quarterly cash dividend of $0.12 per common share, payable on August 13, 2013, to shareholders of record at the close of business on July 23, 2013. This quarterly cash dividend is $0.01 or 9 percent more than the cash dividend paid in the previous quarter.

•	On June 30, 2013, the nonperforming assets ratio was 1.89 percent, compared to 3.28 percent on June 30, 2012.

•	On May 16, 2013, PeoplesBank opened its newest banking office at 118 Carlisle Road in Downtown Hanover, Pennsylvania.

•	On June 30, 2013, total assets were approximately $1.1 billion, representing a $54 million or 5 percent increase, compared to June 30, 2012.

Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

Review of operations

For the six month period ending June 30, 2013, net income available to common shareholders increased $372,000 or 8 percent compared to the first six months of 2012. The increase in earnings was due primarily to increases in net interest income and noninterest income and a decrease in preferred stock dividends as described below.

The $699,000 or 4 percent pretax increase in net interest income was due primarily to a decrease in funding costs resulting from a larger proportion of low cost core deposits to total deposits and lower rates generally paid on all deposit products, which reflected unusually low market interest rates. The average balance of interest earning assets, principally commercial loans, increased approximately $49 million or 5 percent for the first six months of 2013, compared to the same period of 2012. While the volume of earning assets increased, its effect on interest income was largely offset by lower yields, a reflection of the low interest rate environment.

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The $306,000 or 8 percent pretax increase in noninterest income was primarily the result of increases in income from trust and investment services fees, service fees on deposits and gains from the sale of residential mortgage loans, all of which represented normal business growth.

The $134,000 or 52 percent decrease in preferred stock dividends was the result of a decrease in the dividend rate caused by the addition of loans that qualified for the U.S. Treasury’s Small Business Lending Fund Program. The annualized dividend rate in effect for the period ended June 30, 2013 was 1 percent, compared to approximately 2 percent for the period ended June 30, 2012.

Review of financial condition

On June 30, 2013, total assets were approximately $1.1 billion, representing a $54 million or 5 percent increase, compared to June 30, 2012. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and was funded by an increase in core deposits. The growth of core deposits is a particular focus of the Corporation because the rates are relatively low, are a source of fee income and provide the opportunity to cross-sell other financial products and services. The Corporation excludes time deposits in its definition of core deposits.

As a result of profitable operations, the Corporation’s capital level remained sound as evidenced by capital ratios that exceed current regulatory requirements for well capitalized institutions.

About Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of nineteen financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. Construction is underway on the newest banking office located at 3160 Carlisle Road, Dover, Pennsylvania, with a planned opening in September of this year. In addition to a full range of business and consumer banking services, the Company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Forward-looking statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Interest income	$11,473	$11,692	$22,834	$23,085
Interest expense	2,172	2,640	4,381	5,331
Net interest income	9,301	9,052	18,453	17,754
Provision for loan losses	560	250	820	500
Noninterest income	2,038	1,906	4,045	3,739
Noninterest expense	7,157	6,952	14,410	14,222
Income before income taxes	3,622	3,756	7,268	6,771
Provision for income taxes	977	977	1,961	1,702
Net income	2,645	2,779	5,307	5,069
Preferred stock dividends	62	71	125	259
Net income available to common shareholders	$2,583	$2,708	$5,182	$4,810
Basic earnings per common share	$0.57	$0.61	$1.15	$1.09
Diluted earnings per common share	$0.56	$0.60	$1.13	$1.08

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	June 30,	December 31,	June 30,
	2013	2012	2012
Cash and short term investments	$64,816	$49,757	$56,008
Investment securities	224,277	236,925	238,494
Loans	769,744	740,225	708,038
Allowance for loan losses	(9,459)	(9,302)	(8,690)
Net loans	760,285	730,923	699,348
Premises and equipment, net	13,029	11,493	10,658
Other assets	36,643	30,639	40,043
Total assets	$1,099,050	$1,059,737	$1,044,551

Deposits	$924,850	$901,307	$878,043
Borrowed funds	63,663	50,171	61,468
Other liabilities	7,281	6,928	6,918
Shareholders’ equity	103,256	101,331	98,122
Total liabilities and shareholders’ equity	$1,099,050	$1,059,737	$1,044,551

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Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2013	2013	2012	2012	2012	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2013	2012
Earnings and Per Share Data (7) (in thousands, except per share data)
Net income available to common shareholders	$2,583	$2,599	$2,391	$1,809	$2,708	$5,182	$4,810
Basic earnings per common share	$0.57	$0.58	$0.53	$0.41	$0.61	$1.15	$1.09
Diluted earnings per common share	$0.56	$0.57	$0.53	$0.40	$0.60	$1.13	$1.08
Cash dividends paid per common share	$0.110	$0.110	$0.105	$0.105	$0.086	$0.220	$0.172
Book value per common share	$17.31	$17.42	$17.03	$16.90	$16.45	$17.31	$16.45
Tangible book value per common share	$17.31	$17.42	$17.03	$16.86	$16.41	$17.31	$16.41
Average common shares outstanding	4,506	4,485	4,468	4,449	4,432	4,496	4,424
Average diluted common shares outstanding	4,589	4,568	4,541	4,522	4,495	4,578	4,472

Performance Ratios (%)
Return on average assets (4)	0.98	1.01	0.93	0.71	1.07	0.99	0.99
Return on average equity (4)	10.13	10.39	9.69	7.50	11.43	10.26	10.53
Return on average realized equity (1)(4)	10.63	10.98	10.35	8.04	12.23	10.80	11.28
Net interest margin (2)	3.79	3.86	3.82	3.70	3.88	3.83	3.87
Efficiency ratio (3)	60.86	62.42	63.03	72.48	60.88	61.64	63.58
Net overhead ratio (6)(4)	1.91	1.99	2.02	2.38	1.95	1.95	2.06

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.31	0.04	0.05	0.31	0.25	0.18	0.15
Allowance for loan losses to total loans (5)	1.23	1.25	1.26	1.20	1.23	1.23	1.23
Nonperforming assets to total loans and foreclosed real estate	1.89	2.04	1.64	2.14	3.28	1.89	3.28

Capital Ratios (%)
Average equity to average assets	9.67	9.73	9.55	9.44	9.38	9.70	9.40
Tier 1 leverage capital ratio	10.28	10.29	10.02	9.83	9.87	10.28	9.87
Tier 1 risk-based capital ratio	13.52	13.52	13.59	13.41	13.61	13.52	13.61
Total risk-based capital ratio	14.68	14.70	14.79	14.55	14.77	14.68	14.77

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(2) net interest income (tax-equivalent) as a percentage of average interest earning assets

(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(4) annualized for the quarterly periods presented

(5) excludes loans held for sale

(6) noninterest expense less noninterest income as a percentage of average assets

(7) per share amounts and shares outstanding were adjusted for the common stock dividend distributed December 11, 2012

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